EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 30, 2014, with respect to the consolidated financial statements of Great Florida Bank and Subsidiaries, contained in the Registration Statement and Prospectus, dated July 31, 2014, filed by FCB Financial Holdings, Inc. with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Registration Statement on Form S-1 (File No. 333-196935), as amended.

/s/ Morrison, Brown, Argiz & Farra, LLC

Miami, Florida
September 12, 2014